Exhibit 10.1

Purchase Agreement
(Business)

THIS AGREEMENT made as of 1st June 2012 between View Systems Inc., of 1550 Caton Centre Drive, Suite E, Baltimore, MD 21231 (the “Buyer” or “View”) and Essential Security Group, of  4730 West Bancroft, Suite One, Toledo, Ohio, 43615 (the “Seller”or “ESG”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Purchase of Assets and Liabilities. The Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer all of the undertaking, property and assets of the Seller used in the Seller's Business, as a going concern, of every kind and description and wherever situated, including but not limited to the assets described in Schedule “A” hereto (the “Assets”), and including liabilities (excluding personal liabilities of the individuals) as described in Schedule “L” hereto (the Liabilities).

2.	Purchase Price. The purchase price (the “Purchase Price”) payable by the Buyer to the Seller for the Assets shall be 2 (two) million shares of Common Stock in Buyer, payable as follows:

500,000 (five hundred thousand) shares to each principal, upon Closing and,

500,000 (five hundred thousand)  to each principal, 6 (six) months from the date of Closing, subject to the achievement of  mutually agreed performance targets, as determined in the Employment Contracts of John P Rademaker and David Loyer.

3.
Payment of Purchase Price. The Purchase Price payable at Closing shall be paid and satisfied by the Buyer by delivering to the Seller’s attorneys- or other parties as directed by Seller in writing to Buyer, concurrently with the execution of this Agreement, one or more certificates of Stock in Buyer, titled to individuals/entities at the direction of Seller, as indicated in writing to Buyer by Seller.

4.
Taxes. Any sales tax, use tax, excise tax, transfer tax, recordation tax, or other tax imposed upon the transfer of the Assets from the Seller to the Buyer shall be paid by Seller. All state and local personal property taxes shall be adjusted as of the Closing Date.

5.
Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets according to an allocation, which the parties undertake settle upon, acting reasonably, prior to Closing. The Seller and the Buyer agree that the amounts so attributed to the Assets are the respective fair market values thereof, and shall file in mutually agreeable form all elections required or desirable under the Internal Revenue Code of 1986, as amended in respect of the foregoing allocations.

6.
Investigation. After fulfillment or waiver of all conditions in this Agreement which are intended for the benefit of the Buyer, the Buyer and its advisers shall during business hours have reasonable access to the Premises, books, leases and other records of the Business for the purpose of investigating the business and affairs of the Business.

7.
Closing Date. Time shall be of the essence of this Agreement. The closing of this transaction shall take place at 2:00 p.m. on 8th June 2012 or such earlier or later date as may be mutually acceptable to the parties hereto (the “Closing Date” or “Closing”) at the office of View Systems  in Baltimore or at such other place as may approved in writing by the parties hereto.

8.
Insurance. The Seller shall, up to Closing maintain in force all insurance presently in force on the Assets or in respect of the Business. Any proceeds of insurance payable in respect of any event which occurs on or prior to the Closing Date shall be received in trust for the Buyer and shall promptly be paid over to the Buyer at Closing if the Buyer shall complete the purchase of the Assets, failing which the Seller shall be absolutely entitled to such proceeds. The Buyer acknowledges that it will be responsible for placing its own insurance in respect to the Assets and Business at or before Closing if the Seller’s insurance is not transferred to the Buyer on Closing if the Seller’s insurance is not transferred to the Buyer on Closing.

9.	Normal Course of Business. After the date of this Agreement, the Seller shall cause the Business to be carried on in the normal course of business.

10.
Lease of Business Premises. Within ten (10) days after the date of this Agreement, the Seller shall deliver to the Buyer a copy of the lease of the premises of the Business. On or before Closing, the Seller agrees to obtain the landlord’s consent to an assignment of such lease to the Buyer. On or before Closing, the Seller and the Buyer agree to execute an assignment of the Seller’s interest in the lease to the Buyer.

11.
Third Party Consents. The Seller shall use its best efforts to obtain consents of all requisite parties to the assignment of contracts forming part of the Assets; and the Seller shall pay the cost of soliciting such consents. The Buyer will cooperate in obtaining such consents.

12.	Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

(a)	The Seller is not and will not be a non-resident alien within the meaning of the Internal Revenue Code of 1986, as amended.

(b)
All financial statements provided to the Buyer have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of the Business as at the date thereof and include and disclose the material liabilities (either actual, accrued or contingent and whether direct or indirect) of the Business as of such date.

(c)
The Business is not now, nor at Closing will be bound by any agreement whether written or oral with any employee providing for a specified period of notice of termination nor providing for any fixed term of employment; and has now and at Closing will have no employees who cannot be dismissed upon such notice as is required by statutory or common law;

(d)
The Business will not, at Closing be bound by any outstanding contract or commitment which requires prior approval of the assignment thereof by the Seller to the Buyer resulting from the consummation of the transactions provided for herein, unless such consent is obtained and provided to the Buyer on Closing.

(e)	The Seller now has and at Closing will have a good and marketable title to the Assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever.

(f)
The Business is not now and at Closing will not be in arrears or in default in respect of the filing of any required state, local or foreign or other return, and at each of such times (i) all taxes, filing fees and other assessments due and payable or collectable from the Business shall have been paid or collected, (ii) no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid, and (iii) to the best of the Seller’s knowledge, no such return shall have contained any misstatement or concealed any statement that should have been included therein. The Business has withheld and will withhold up to Closing from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and have paid or will pay such amounts to the proper tax or other receiving authority.

The representations and warranties of the Seller contained herein shall survive the Closing and shall continue in full force and effect for the benefit of the Buyer for a period of three years following the Closing Date after which time the Seller shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Buyer in writing prior to the expiration of such period.

13.	Conditions for the Buyer’s Benefit. This Agreement is conditional for a period of 30 days upon the following conditions:

(a)	The Buyer has agreed and executed mutually acceptable Employment Agreements with John P Rademaker and David Loyer;

(b)	The Buyer reviewing the Lease and determining that the Lease is on terms and conditions satisfactory to the Buyer; and

(c)	Schedule B 60 day Contract/Bid backlog is mutually agreed by Buyer and Seller in writing as accurate.

The above conditions may be waived by the Buyer in whole or in part, without prejudice to its rights of termination in the event of non-fulfillment of any other condition in whole or in part. If any of the foregoing conditions shall not have been fulfilled or waived by the Buyer on or before the Closing Date, the Buyer may terminate this Agreement by notice in writing to the Seller in which event the Deposit shall be forthwith returned to the Buyer without interest or deduction and the Buyer and the Seller shall be released from all obligations under this Agreement.

14.	Closing Deliveries. At Closing, the parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

(a)	the Seller shall deliver to the Buyer:

(i)	possession of the Assets;

(ii)	a bill of sale conveying the Assets to the Buyer;

(iii)	a Certificate certifying that all representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date;

(iv)
all other instruments, assurances, transfers, assignments, consents, elections (and supporting materials) under the Internal Revenue Code of 1986, as amended, and other documents as the Buyer’s attorneys consider reasonably necessary or desirable to validly and effectively complete the transfer the Assets to the Buyer; and

(b)	the Buyer shall deliver to the Seller:

(i)	the balance of the Purchase Price payable on Closing; and

(ii)	all other instruments, assurances and documents as the Seller’s attornies consider reasonably necessary or desirable to validly and effectively complete this transaction.

15.
Non-Competition. The Seller will not (without the prior written consent of the Buyer) at any time within 12 months from the date hereof either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, employee officer, director or shareholder or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with of interested in, any business which competes with the Business (except as a shareholder, officer, director or employee of the Buyer) within a radius of 200 miles from the Premises business at 30100 Telegraph Road, Bingham Farms, MI 48025 and 4730 West Bancroft, Suite One, Toledo, Ohio, 43615. On Closing, the Seller agrees to deliver to the Buyer a non-competition agreement, in form and substance satisfactory to the Buyer, which incorporates this provision.

16.	General.

(a)	Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

(b)	The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)
This Agreement constitutes the entire agreement among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties amount the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland .

(e)
Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by facsimile, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed to the recipient at the address of the recipient noted above. Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

(f)	This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

/s/ Gunther Than
Gunther Than CEO View Systems Inc.

/s/ John P Rademaker	/s/ David Loyer
John P Rademaker Principal Essential Security Group	David Loyer Principal Essential Security Group

Schedule “A”
List of Assets

1.	All Contracts including but not limited to those listed in Schedule B herewith attached,

2.	All Contract prospects and order book,

3.	All Contract backlog,

4.	All current assets, including, but not limited to, investments and inventory.

5.	All Databases

6.	All Business software

7.	All Physical assets

8.	Goodwill

9.	The Management Team of John Rademaker and David Loyer.

Schedule “B”

Contracts

Schedule “L”